UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): October 8, 2010 (October 6, 2010)

SENECA GAMING CORPORATION

(Exact Name of Registrant as Specified in Charter)

Not Applicable	333-117633	54-2122988
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

310 Fourth Street
Niagara Falls, NY (Seneca Nation Territory)	14303
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 299-1100

Not Applicable

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.      Other Events.

Seneca Gaming Corporation (“SGC”) has been informed that, on October 6, 2010, the Seneca Nation of Indians (the “Nation”) received a copy of a letter (the “October 6th Letter”) from the Counsel to the Governor of the State of New York (the “State”), invoking the negotiation provisions contained in paragraph 14(b) of the Nation-State Gaming Compact (the “Compact”).  We were informed that the October 6th Letter alleges that the Nation owes the State $214 million for exclusivity payments.

By way of background, in August 2002, the Nation entered into the Compact with the State that provides the Nation with the right to establish and operate three Class III gaming facilities in Western New York.  The Compact grants the Nation the exclusive right to operate specifically defined gaming devices, including slot machines, within a 10,500 square-mile, geographic area in Western New York, beginning on Route 14, approximately 30 miles East of Rochester, and extending westerly throughout New York State.  In exchange for this exclusivity, the Nation pays exclusivity fees to New York State based on a percentage of the slot machine net drop (money dropped into the machines after payout but before SGC’s expenses).

We have been informed by the Nation that the Nation alleges that the State has breached the exclusivity provisions of the Compact by allowing the operation of various gaming devices within the Nation’s exclusivity area.  The Compact provides that the State’s right to receive exclusivity payments shall “cease immediately” in the event of a breach by the State of the Compact’s exclusivity provisions.  The State disagrees with the Nation’s position that exclusivity has been breached.

Separately, the Nation has a dispute with the New York State Police and the New York State Racing and Wagering Board (collectively referred to as “SGO”) relating to State assessments for expenses incurred by these agencies relating to their respective duties at the various gaming facilities operated by SGC.

On October 7, 2010, the Nation sent a letter (the “October 7th Letter”) to the State serving as written notice of the Nation’s claims against the State regarding (i) the regulatory expenses invoiced by SGO under the Compact and (ii) the alleged violation by the State of the Nation’s exclusivity rights under the Compact.  In that letter, the Nation indicated that the Nation is ready to meet with representatives of the State within fourteen days of the State’s receipt of the October 7th Letter.

The Compact contemplates that the State and the Nation will meet within 14 days of the receipt of a written notice of claim.  If the discussions between the State and the Nation are not successful in resolving these disputes within 30 days of such a meeting, either party may submit the dispute to binding arbitration under the provisions of paragraph 14(c) of the Compact.  In addition, the Compact provides that neither the State nor the Nation can electively or unilaterally terminate the Compact unless a material uncured breach has occurred and not less than 180 days prior notice has been provided.  Neither the Nation nor the State has provided such a termination notice.

The Nation informs us that it intends to vigorously defend its position regarding both disputes and to pursue all of its rights and remedies under the Compact or otherwise take advantage of the cure provisions provided for in the Compact.  Furthermore, the Nation informs us that it has adequate resources to satisfy any negotiated agreement with the State or arbitration ruling resulting from the exclusivity fee dispute.  Similarly, SGC believes it has adequate resources and means to satisfy any negotiated agreement with the State or arbitration ruling resulting from the SGO fee dispute.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SENECA GAMING CORPORATION

Date: October 8, 2010		/s/ Lee Shannon
	Name:	Lee Shannon
	Title:	SVP and General Counsel